Exhibit 99.4

TENDER FOR ALL OUTSTANDING

5% SENIOR NOTES DUE JULY 15, 2022

ISSUED ON MARCH 14, 2012

IN EXCHANGE FOR

5% SENIOR NOTES DUE JULY 15, 2022

THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933, AS AMENDED,

OF

VIDEOTRON LTD.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by Videotron Ltd. (“Videotron”) to exchange its 5% Senior Notes due July 15, 2022 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like stated amount at maturity of Videotron’s outstanding 5% Senior Notes due July 15, 2022 issued on March 14, 2012 (the “Initial Notes”) upon the terms and subject to the conditions set forth in the Prospectus dated             , 2012 (the “Prospectus”), and the related letter of transmittal.

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal including the Guidelines for Certification of Taxpayer Identifying Number;

3.	Notice of Guaranteed Delivery; and

4.	Letter which may be sent to your clients for whose account you hold Initial Notes in your name or in the name of your nominee, with an instruction form provided for obtaining such client’s instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2012, UNLESS EXTENDED BY VIDEOTRON IN ITS SOLE DISCRETION.

THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF INITIAL NOTES BEING TENDERED.

Pursuant to the letter of transmittal, each holder of Initial Notes will represent to Videotron that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of the Initial Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder or any such other person is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Initial Notes, it is not engaged in and does not intend to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an “affiliate” of Videotron within the meaning of Rule 405 under the Securities Act or, if such person is an “affiliate,” that such person may not rely on the applicable interpretations of the staff of the U.S. Securities and Exchange Commission set forth in no-action letters to third parties described under “The Exchange Offer – Resale of the Notes” in the Prospectus and will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder or any such other person is a broker-dealer (whether or not it is also an “affiliate” of Videotron within the meaning of Rule 405 under the Securities Act) that will receive Exchange Notes for its own account in exchange for

Initial Notes, such tendering holder will represent on behalf of such broker-dealer that the Initial Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Initial Notes for you to make the foregoing representations.

Videotron will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent for the Exchange Offer) in connection with the solicitation of tenders of Initial Notes pursuant to the Exchange Offer) in connection with the solicitation of tenders of Initial Notes pursuant to the Exchange Offer. Videotron will pay or cause to be paid any transfer taxes payable on the transfer of Initial Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, Wells Fargo Bank, National Association, in the manner set forth below.

The Exchange Agent for the Exchange Offer is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Deliver to:

Registered & Certified Mail: Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Regular Mail or Courier: Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479	In Person by Hand Only: Wells Fargo Bank, National Association Corporate Trust Services Northstar East Building – 12th Floor 608 Second Avenue South Minneapolis, MN 55402

or

Facsimile: (612) 667-6282 Telephone: 1-800-344-5128

Very truly yours,

VIDEOTRON LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF VIDEOTRON OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.